Exhibit 99.1

News Release

CYTOKINETICS AND AMGEN
ANNOUNCE STRATEGIC ALLIANCE IN HEART FAILURE
Collaboration Focused On Discovery, Development and
Commercialization of Cardiac Myosin Activators
Amgen Obtains Option
on Cytokinetics’ Drug Candidate CK-1827452
FOR IMMEDIATE RELEASE
SOUTH SAN FRANCISCO, Calif. and THOUSAND OAKS, Calif. (Jan. 3, 2007) — Cytokinetics Incorporated (NASDAQ:CYTK) and Amgen (NASDAQ:AMGN) today announced a strategic collaboration to discover, develop and commercialize novel small-molecule therapeutics that activate cardiac muscle contractility for potential applications in the treatment of heart failure. In addition, Amgen obtained an option to participate in future development and commercialization of Cytokinetics’ lead drug candidate arising from this program,
CK-1827452, which recently completed two Phase 1 clinical trials. The collaboration is worldwide, excluding Japan.
Under the terms of the agreement, Cytokinetics receives a non-refundable up-front license and technology access fee of $42 million. In addition, Amgen has purchased 3,484,806 shares of Cytokinetics common stock at $9.47 per share and an aggregate purchase price of approximately $33 million.
Joint research activities will focus on identifying and characterizing activators of cardiac myosin as back-up and follow-on potential drug candidates to CK-1827452. During the initial two year research term, in addition to performing research at its own expense under the collaboration, Cytokinetics will continue to conduct all development activities at its own expense for CK-1827452 subject to Amgen’s option and according to an agreed development plan. Amgen’s option is exercisable upon the satisfaction of certain conditions including CK-1827452 being developed to meet pre-defined criteria in Phase 2a clinical trials. To
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CYTOKINETICS AND AMGEN
ANNOUNCE STRATEGIC ALLIANCE IN HEART FAILURE

exercise its option, Amgen would pay a non-refundable exercise fee of $50 million and thereafter will be responsible for development and commercialization of CK-1827452 and related compounds, at its expense, subject to development and commercial participation rights of Cytokinetics.
In addition, Cytokinetics may be eligible to receive pre-commercialization and commercialization milestone payments of up to $600 million on CK-1827452 and other products arising from the research as well as royalties that escalate based on increasing levels of annual net sales of products commercialized under the collaboration. Cytokinetics also has the opportunity to earn increased royalties by participating in Phase 3 development costs. In that case, Cytokinetics could co-promote products in North America and would be expected to play a significant role in the agreed commercial activities in institutional care settings, at Amgen’s expense. If Amgen elects not to exercise its option on CK-1827452, Cytokinetics may then proceed to independently develop CK-1827452 and the research collaboration would terminate.
“We are pleased to be working with Amgen toward the further advancement of our research in cardiac contractility and the potential advancement of CK-1827452 through proof-of-concept stage testing in clinical trials,” stated Cytokinetics Chief Executive Officer James Sabry, M.D., Ph.D. “Amgen’s leadership in innovation and novel biopharmaceutical mechanisms is well known. The creative structure of this alliance reinforces the enthusiasm we both share for this area and our respective interests to together build on this attractive opportunity in the treatment of heart failure.”
Amgen Executive Vice President for Research and Development, Roger M. Perlmutter, M.D., Ph.D., said, “At Amgen, we are committed to addressing mankind’s most grievous illnesses, including heart failure, by harnessing the world’s most innovative science. Hence we are delighted to have the opportunity to join forces with Cytokinetics. Using their advanced understanding of cardiac contractility, we hope to develop therapies that will improve the lives of heart failure patients around the world.”
Upon announcing the collaboration, Amgen reiterated guidance of adjusted earnings per share of $3.85 — $3.95 for 2006.
Cytokinetics Conference Call / Webcast
Cytokinetics will host a conference call on Wednesday, January 3, 2007 at 10:00 a.m. Eastern Time. The conference call will be simultaneously webcast and will be accessible in the Investor Relations section of Cytokinetics’ Web site; for further information please go to www.cytokinetics.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either (866) 999-CYTK (2985)
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CYTOKINETICS AND AMGEN
ANNOUNCE STRATEGIC ALLIANCE IN HEART FAILURE

(United States and Canada) or (706) 679-3078 (International) and typing in the passcode 5174484. An archived replay of the webcast will be available via Cytokinetics’ Web site until February 3, 2007. The replay will also be available via telephone from January 3, 2007 at 11:30 a.m. Eastern Time until February 3, 2007 by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 5174484.
Development Status of CK-1827452 and Background on Cardiac Myosin Activators and Cardiac Contractility
Data from the first-in-humans Phase 1 clinical trial of CK-1827452 administered intravenously were previously announced at the Heart Failure Society of America meeting in Seattle in September, 2006 and the American Heart Association Scientific Session in November, 2006. Cytokinetics expects that CK-1827452 will be entering an international Phase 2 clinical trials program in patients with heart failure in early 2007. This program is planned to evaluate the safety and efficacy of CK-1827452 in a diversity of patients including those with stable heart failure, ischemic heart disease, impaired renal function, acutely decompensated heart failure, and patients with chronic heart failure at increased risk for death and hospital admission for heart failure. This program is designed to test the safety and efficacy of CK-1827452, in both intravenous and oral formulations, for the potential treatment of heart failure across the continuum of care, both in the hospital and the outpatient settings.
Cardiac myosin is the cytoskeletal motor protein in the cardiac muscle cell that is directly responsible for converting chemical energy into the mechanical force resulting in cardiac contraction. Cardiac contractility is driven by the cardiac sarcomere, a highly ordered cytoskeletal structure composed of cardiac myosin, actin and a set of regulatory proteins, and is the fundamental unit of muscle contraction in the heart. The sarcomere represents one of the most thoroughly characterized protein machines in human biology. Cytokinetics’ cardiovascular program is focused towards the discovery and development of small molecule cardiac myosin activators in order to create next-generation treatments to manage acute and chronic heart failure.
About Cytokinetics
Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Additional information about Cytokinetics can be obtained at http://www.cytokinetics.com.
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CYTOKINETICS AND AMGEN
ANNOUNCE STRATEGIC ALLIANCE IN HEART FAILURE

About Amgen
Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.
Forward-Looking Statement: Cytokinetics
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the anticipated results of the strategic alliance, potential milestone payments and other payments and funding, the potential exercise by Amgen of its option, expected benefits of CK-1827452 and other potential compounds that may be developed under the collaboration, the expected roles of Cytokinetics and Amgen under the collaboration and in developing or commercializing drug candidates or drugs subject to the collaboration, expected initiation, timing and scope and target indications of clinical trials of CK-1827452, the potential benefits of Cytokinetics’ other drug candidates and potential drug candidates and the enabling capabilities of Cytokinetics’ biological focus. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in patient enrollment for clinical trials, unexpected adverse side effects or inadequate therapeutic efficacy of Cytokinetics’ drug candidates, and other potential difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to uncertainty of patent or trade secret protection for Cytokinetics’ intellectual property, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs), and changing standards of care and the introduction by others of products or alternative therapies for the treatment of indications currently or potentially targeted by Cytokinetics’ drug candidates and potential drug candidates. For further information regarding these and other risks related to Cytokinetics’
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ANNOUNCE STRATEGIC ALLIANCE IN HEART FAILURE

business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
Forward-Looking Statement: Amgen
This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2005, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.
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CYTOKINETICS AND AMGEN
ANNOUNCE STRATEGIC ALLIANCE IN HEART FAILURE

CONTACT: Cytokinetics, South San Francisco
Robert I. Blum, President (650) 624-3000
Burns McClellan, Inc. (212) 213-0006
Clay A. Kramer (investors); Justin Jackson (media)
CONTACT: Amgen, Thousand Oaks
Anne McNickle 805-447- 5890 (w) 323-868-5827 (mobile) (Media)
Arvind Sood, 805-447-1060 (Investors)
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EDITOR’S NOTE: An electronic version of this news release may be accessed via our Web site at www.amgen.com. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Media section of the Web site.